Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with the other Reporting Person (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value of $0.001 per share, of LAIX Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 21, 2022.

Date: June 21, 2022

Yi Wang		/s/ Yi Wang

Joyx Holdings Ltd.	By:	/s/ Yi Wang
Name: Yi Wang
Title: Authorized Signatory

Zheren Hu		/s/ Zheren Hu

Muang Holdings Ltd.	By:	/s/ Zheren Hu
Name: Zheren Hu
Title: Authorized Signatory

Hui Lin		/s/ Hui Lin

Ulingo Holdings Ltd.	By:	/s/ Hui Lin
Name: Hui Lin
Title: Authorized Signatory

Tiak Koon Loh		/ s/ Tiak Koon Loh

Best Venture Technology Limited	By:	/s/ Tiak Koon Loh
Name: Tiak Koon Loh
Title: Authorized Signatory